Exhibit 99.3

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Secures Requisite Consents

to Amend its Indenture Related to its 12.875% Senior Notes due 2018

FRANKLIN, Tenn. - June 18, 2014 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (the “Company”) today announced that it has received the requisite consents in connection with its consent solicitation commenced on June 9, 2014 relating to an amendment (the “Amendment”) to the indenture (the “Indenture”) governing its 12.875% Senior Notes due 2018 (the “Notes”).

Ipreo LLC, the information and tabulation agent for the consent solicitation, advised the Company that as of the expiration of the consent solicitations at 5:00 p.m., New York City time, on June 17, 2014, the Company had received consents that had not been withdrawn in respect of a majority in aggregate principal amount of the Notes outstanding as of the record date. Following the receipt of the requisite consents from holders of the Notes, the Company executed a Supplemental Indenture dated as of June 17, 2014 effecting the Amendment (the “Supplemental Indenture”) and will pay a consent fee to the holders of the Notes who consented to the Amendment. The Supplemental Indenture binds all holders of the Notes and their transferees.

The Amendment increases the permitted Secured Leverage Ratio (as defined in the Indenture) contained in clause (29) of the definition of “Permitted Liens” in Section 1.01 of the Indenture from 3.0 to 1.0 to 3.5 to 1.0. The Amendment, as evidenced by the Supplemental Indenture, will enable the Company to incur additional secured indebtedness, thereby affording the Company greater financial flexibility.

Jefferies LLC acted as the solicitation agent and Ipreo LLC acted as the information and tabulation agent in connection with the consent solicitation. Additional information concerning the terms of the consent solicitation may be obtained from Ipreo by holders (as of the record date) of the Notes. Ipreo may be contacted at (888) 593-9546 (toll free) or (212) 849-3880.

This press release shall not constitute a solicitation of consents with respect to the Notes. The consent solicitation may only be made in accordance with and subject to the terms and conditions specified in the solicitation documents circulated to holders of the Notes, which more fully set forth the terms and conditions of the consent solicitations.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The

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Acadia Healthcare Secures Requisite Consents to Amend its Indenture Related to its 12.875% Senior Notes due 2018

June 18, 2014

Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 52 behavioral healthcare facilities with more than 4,300 licensed beds in 24 states and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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